EXHIBIT 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-3 and related Prospectus of Magic Software Enterprises Ltd. of our report dated January 30, 2013, with respect to the financial statements of Magic Software Japan K.K. as of December 31, 2012 which report appears in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/KDA Audit Corporation
KDA Audit Corporation
Registered Auditors

Tokyo, Japan

December 17, 2013